Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… January 17, 2020 News Release

STATE STREET REPORTS FOURTH-QUARTER 2019 EPS OF $1.73; $1.98 EXCLUDING NOTABLE ITEMS(a)
FEE REVENUE UP 2% YEAR-ON-YEAR IN 4Q19; NEW INVESTMENT SERVICING WINS TOTAL $294 BILLION IN 4Q19 AND $1.8 TRILLION IN 2019
EXPENSES DOWN 9% YEAR-ON-YEAR IN 4Q19, DOWN 2% EX-NOTABLES, REFLECTING EXPENSE PROGRAM SAVINGS OF $415 MILLION IN 2019
PRE-TAX MARGIN OF 25.5% IN 4Q19, 29.1% EX-NOTABLES
ROE OF 11.6% IN 4Q19; RETURNED $2.3 BILLION OF CAPITAL TO SHAREHOLDERS IN 2019

Ron O'Hanley, Chairman and Chief Executive Officer: "We are pleased with these results and our improving performance which reflect hard work and better execution across the organization. 2019 began with significant industry challenges, including market weakness and increased pricing pressure. We acted aggressively to offset these headwinds, improve value to clients, stabilize revenues and reduce expenses. As a result, we realized approximately $415 million in expense savings, enhanced client service through the establishment of our new coverage model and continued to build our front-to-back Alpha platform, which is producing results for our clients and for State Street. We were also able to deliver a total capital payout of 108% to our shareholders."

O'Hanley added: "Looking ahead, we will continue to drive innovation, automation and productivity to achieve our goal of becoming the very best provider to our clients. While we have made measurable progress towards our revenue and cost savings targets, we have more to do to improve margins and reach our medium-term goals by optimizing our technology infrastructure and client-centered revenue growth as key drivers. We are confident in the trajectory of our business and focused on continuing to improve our performance."

FINANCIAL HIGHLIGHTS(b)

(Table presents summary results, $ millions, except per share amounts, or where otherwise noted)	4Q19	3Q19	4Q18	% QoQ		% YoY
Income Statement:
Total fee revenue	$2,368	$2,259	$2,326	4.8%		1.8%
Net interest income	636	644	697	(1.2)		(8.8)
Other income	44	—	—	nm		nm
Total revenue	3,048	2,903	3,023	5.0		0.8
Total expenses	2,267	2,180	2,486	4.0		(8.8)
Net income	704	583	437	20.8		61.1

Earnings per common share:
Diluted earnings per share	$1.73	$1.42	$1.03	21.8%		68.0%

Financial ratios and other metrics:
Return on average common equity	11.6%	9.7%	7.5%	190	bps	410	bps
Pre-tax margin	25.5	24.8	17.5	70		800
AUC/A ($ billions)	34,358	32,899	31,620	4.4%		8.7%
AUM ($ billions)	3,116	2,953	2,511	5.5		24.1

(a) See 4Q19 Highlights in this News Release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this News Release for an explanation and reconciliation of non-GAAP measures. Total capital payout ratio calculated based on a capital return of $2,331 million and net income available to common shareholders for the year ended December 31, 2019 of $2,149 million; resulting in a total payout ratio of 108%.
(b) Please refer to the Addendum included with this New Release for full year results.
Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Marc Hazelton +1 617/513-9439

4Q19 HIGHLIGHTS
(all comparisons are to 4Q18, unless otherwise noted)

AUC/A and AUM

•
Investment Servicing AUC/A as of quarter-end increased 9% to $34.4 trillion, primarily due to higher end of period market levels and client flows, partially offset by a previously announced client transition.

•	Investment Management AUM as of quarter-end increased 24% to a record $3.1 trillion primarily due to higher end of period market levels and net inflows of $103 billion in 2019.

New Business

•	Investment Servicing mandates announced in 4Q19 totaled $294 billion with quarter-end servicing assets remaining to be installed in future periods of $1.2 trillion.

•	Investment Management net outflows in 4Q19 of $3 billion were driven by institutional and cash outflows, partially offset by ETF inflows.

•
Four front-to-back State Street AlphaSM platform wins for FY 2019 in multiple client segments and Charles River Development (CRD) new bookings, excluding affiliates, of $23 million and $37 million for 4Q19 and FY 2019, respectively.

Revenue

•	Fee revenue increased 2% reflecting higher servicing, management and software and processing fees, partially offset by lower FX trading services and securities finance revenue:

◦	The increase in servicing fees primarily reflects higher average market levels and net new business, partially offset by fee pressure.

•	Net interest income (NII) decreased 9% primarily due to lower market rates and mix shift from non-interest bearing to interest-bearing deposits, partially offset by asset growth.

◦	Compared to 3Q19, NII decreased 1% driven by the absence of episodic market-related benefits and lower market rates, partially offset by increased deposit balances.

Expenses

•	Total expenses were down 9%, primarily reflecting the impact of lower repositioning charges in 4Q19 as well as savings from resource discipline, process re-engineering and automation initiatives.

◦	Excluding notable items, total expenses were down 2% compared to 4Q18 and flat to 3Q19(c).

◦	4Q19 repositioning charge of $110 million to further drive process automation, information technology optimization and organization rationalization in 2020.

◦	Our expense savings program announced in January 2019 achieved approximately $415 million total savings in the year through resource discipline, process re-engineering and automation benefits.

•	Total headcount was down 3%, or over 1,000, compared to 4Q18, primarily driven by productivity savings.

◦	4Q19 was the fourth sequential quarterly decline in total headcount, while strengthening client service through quality initiatives and automation.

◦	Higher-cost location headcount reductions of 3,400, exceeded the original target of 1,500 for FY 2019.

(c) This is a non-GAAP measure; quarterly expenses ex-notable items, as presented, are calculated as expenses less notable items; refer to the Addendum included in this News Release for reconciliations of our non-GAAP financial information.

Notable Items

(Dollars in millions, except EPS amounts)	Quarters
	4Q19	4Q18
Repositioning costs:
Compensation & employee benefits	$(98)	$(198)
Occupancy	(12)	(25)
Total repositioning costs	(110)	(223)

Acquisition and restructuring costs	(29)	(24)
Business exit	—	(24)
Legal and related costs	—	(50)
Gain on junior subordinated debt (d)	44	—
Notable items (pre-tax)	$(95)	$(321)

Preferred securities redemption (after-tax) (e)	(22)	—

EPS impact ($s)	$(0.25)	$(0.64)

Capital

•	ROE of 11.6% in 4Q19, up 4.1%pts compared to 4Q18 and up 1.9%pts compared to 3Q19.

•	Returned $686 million to shareholders in 4Q19, consisting of $500 million in common share repurchases and approximately $186 million in common share dividends.

◦	Dividends reflect the declared 4Q19 quarterly common share dividend of $0.52 per share, up 11% compared to 4Q18.

•	Estimated Common Equity Tier 1 (CET1) of 11.9% (Advanced approaches), Tier 1 Leverage ratio of 7.0% and Supplementary Leverage Ratio (SLR) of 6.2% at quarter-end.

(d) A cash tender offer was completed in 4Q19 of approximately $297 million of our $800 million aggregate principal amount of outstanding Floating Rate Junior Subordinated Debentures due 2047, resulting in a gain of approximately $44 million.
(e) $22 million included in dividends on preferred stock impacting net income available to common shareholders is related to the redemption of all outstanding Series E preferred stock.

MARKET DATA, AUC/A AND AUM
The tables below provide a summary of selected financial information, market indices and foreign exchange rates as well as industry flow data.

(Dollars in billions, except market indices and foreign exchange rates)	4Q19	3Q19	4Q18	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$34,358	$32,899	$31,620	4.4%	8.7%
Assets under Management (AUM)(2)	3,116	2,953	2,511	5.5	24.1

Market Indices:(3)
S&P 500 daily average	3,083	2,958	2,699	4.2	14.2
S&P 500 EOP	3,231	2,977	2,507	8.5	28.9
MSCI EAFE daily average	1,962	1,882	1,809	4.3	8.5
MSCI EAFE EOP	2,037	1,889	1,720	7.8	18.4
MSCI Emerging Markets daily average	1,051	1,014	978	3.6	7.5
MSCI Emerging Markets EOP	1,115	1,001	966	11.4	15.4
Barclays Capital Global Aggregate Bond Index EOP	512	509	479	0.5	6.9
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	6.0	6.9	7.9	(13.0)	(24.1)
JPM Emerging Market Volatility Index daily average	7.2	8.1	10.0	(11.1)	(28.0)

Average Foreign Exchange Rate:
Euro vs. USD	1.107	1.112	1.141	(0.4)	(3.0)
GBP vs. USD	1.288	1.233	1.286	4.5	0.2
(1) Includes assets under custody of $26,195 billion, $25,078 billion, and $23,248 billion, as of 4Q19, 3Q19, and 4Q18, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

(Dollars in billions)	4Q19	3Q19	2Q19	1Q19	4Q18	3Q18	2Q18	1Q18
North America - ICI Market Data:(1)
Long Term Funds	$(47.7)	$(51.6)	$(38.2)	$41.8	$(308.8)	$(50.4)	$(28.3)	$38.0
Money Market	169.0	224.5	137.0	54.0	187.9	35.8	(51.7)	(52.2)
ETF	132.2	84.8	65.4	45.7	105.0	87.2	55.8	62.8
Total ICI Flows	$253.5	$257.7	$164.2	$141.5	$(15.9)	$72.6	$(24.2)	$48.6

Europe - Broadridge Market Data:(1)(2)
Long Term Funds	$106.3	$49.4	$27.5	$5.7	$(171.4)	$(16.2)	$(24.9)	$160.5
Money Market	(16.7)	78.9	1.6	(9.0)	62.4	(21.9)	(17.8)	(10.3)
Total Broadridge Flows	$89.6	$128.3	$29.1	$(3.3)	$(109.0)	$(38.1)	$(42.7)	$150.2
(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) 4Q19 data is on a rolling 3 month basis and includes September through November 2019 for EMEA (Copyright 2019 Broadridge Financial Solutions, Inc.)

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	4Q19	3Q19	4Q18	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Mutual funds	$9,221	$8,687	$7,912	6.1%	16.5%
Collective funds, including ETFs	9,796	9,224	8,999	6.2	8.9
Pension products	6,924	6,817	6,489	1.6	6.7
Insurance and other products	8,417	8,171	8,220	3.0	2.4
Total Assets Under Custody and/or Administration	$34,358	$32,899	$31,620	4.4%	8.7%
By Financial Instrument:
Equities	$19,301	$18,243	$18,041	5.8%	7.0%
Fixed-income	10,766	10,413	9,758	3.4	10.3
Short-term and other investments	4,291	4,243	3,821	1.1	12.3
Total Assets Under Custody and/or Administration	$34,358	$32,899	$31,620	4.4%	8.7%
(1) As of period-end.
INVESTMENT MANAGEMENT AUM
The following tables present 4Q19 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2019	$1,831	$459	$336	$157	$170	$2,953
Net asset flows:
Long-term institutional(2)	(16)	6	(2)	(5)	1	(16)
ETF	21	4	—	—	(1)	24
Cash fund	—	—	(11)	—	—	(11)
Total flows, net	$5	$10	$(13)	$(5)	$—	$(3)
Market appreciation/(depreciation)	144	(3)	—	4	4	149
Foreign exchange impact	11	2	1	1	2	17
Total market/foreign exchange impact	$155	$(1)	$1	$5	$6	$166

Ending balance as of December 31, 2019	$1,991	$468	$324	$157	$176	$3,116

(Dollars in billions)	4Q19	3Q19	2Q19	1Q19	4Q18	3Q18	2Q18	1Q18
Beginning balance	$2,953	$2,918	$2,805	$2,511	$2,810	$2,723	$2,729	$2,782
Net asset flows:
Long-term institutional(2)	(16)	(14)	16	52	(13)	16	(14)	(27)
ETF	24	12	1	(3)	1	12	—	(5)
Cash fund	(11)	15	3	24	(35)	(19)	(2)	6
Total flows, net	$(3)	$13	$20	$73	$(47)	$9	$(16)	$(26)
Market appreciation/(depreciation)	149	40	86	223	(248)	84	38	(40)
Foreign exchange impact	17	(18)	7	(2)	(4)	(6)	(28)	13
Total market and foreign exchange impact	$166	$22	$93	$221	$(252)	$78	$10	$(27)

Ending balance	$3,116	$2,953	$2,918	$2,805	$2,511	$2,810	$2,723	$2,729

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q19	3Q19	4Q18	% QoQ		% YoY
Servicing fees	$1,299	$1,272	$1,286	2.1%		1.0%
Management fees	465	445	440	4.5		5.7
Foreign exchange trading services	274	284	294	(3.5)		(6.8)
Securities finance revenue	111	116	120	(4.3)		(7.5)
Software and processing fees	219	142	186	54.2		17.7
Total fee revenue	$2,368	$2,259	$2,326	4.8		1.8

Net interest income	636	644	697	(1.2)		(8.8)
Other income	44	—	—	nm		nm
Total Revenue	$3,048	$2,903	$3,023	5.0		0.8

Net interest margin (FTE)(f)	1.36%	1.42%	1.55%	(6)	bps	(19)	bps

Servicing fees were up 1% compared to 4Q18 and 2% compared to 3Q19 each driven by higher average market levels and net new business, partially offset by fee pressure.

Management fees increased 6% compared to 4Q18 mainly due to higher average equity market levels and net inflows from ETF and cash, partially offset by mix changes away from higher fee institutional products. Management fees increased 4% compared to 3Q19 primarily reflecting higher average market levels and net inflows from ETF, partially offset by net outflows from institutional.

Foreign exchange trading services decreased 7% compared to 4Q18 and 4% compared to 3Q19 each primarily due to lower market volatility, partially offset by higher volumes.

Securities finance decreased 8% compared to 4Q18 and 4% compared to 3Q19 each reflecting lower securities on loan and enhanced custody balances and spreads.

Software and processing fees increased 18% compared to 4Q18 and 54% compared to 3Q19 each primarily driven by higher CRD revenue and market-related adjustments. CRD contributed $119 million of revenue on a consolidated basis in 4Q19 compared to $114 million in 4Q18(g).

Net interest income (NII) decreased 9% compared to 4Q18 primarily due to lower market rates and lower non-interest bearing deposits, partially offset by asset growth. NII decreased 1% compared to 3Q19 primarily due to the absence of episodic market-related benefits and lower market rates, partially offset by higher deposit balances. Net interest margin (NIM)(f) decreased 19 basis points compared to 4Q18 and 6 basis points compared to 3Q19 driven by lower NII and higher interest-earning assets.

(f) NIM is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
(g) See In This News Release for an explanation and reconciliation of CRD consolidated revenue.

EXPENSES

(Dollars in millions)	4Q19	3Q19	4Q18	% QoQ		% YoY
Compensation and employee benefits	$1,145	$1,083	$1,303	5.7%		(12.1)%
Information systems and communications	362	376	356	(3.7)		1.7
Transaction processing services	242	254	226	(4.7)		7.1
Occupancy	126	113	146	11.5		(13.7)
Acquisition and restructuring costs	29	27	24	7.4		20.8
Amortization of other intangible assets	58	59	81	(1.7)		(28.4)
Other	305	268	350	13.8		(12.9)
Total Expenses	$2,267	$2,180	$2,486	4.0%		(8.8)%

Effective tax rate	9.5%	19.2%	17.4%	(970)	bps	(790)	bps

Compensation and employee benefits decreased 12% compared to 4Q18 reflecting the impact of notable items and savings from resource discipline and process re-engineering initiatives, including a shift from higher-cost locations to strategic hubs. Compensation and employee benefits were up 6% compared to 3Q19, primarily reflecting the impact of notable items in 4Q19, partially offset by savings from resource discipline and process re-engineering initiatives, including a shift from higher-cost locations to strategic hubs.

Information systems and communications increased 2% compared to 4Q18 reflecting infrastructure investments, partially offset by the impact of supplier renegotiations and consolidation. Information systems and communications decreased 4% compared to 3Q19 primarily due to supplier renegotiations and consolidation.

Transaction processing services increased 7% compared to 4Q18 primarily due to higher business volumes. Transaction processing services decreased 5% compared to 3Q19 primarily due to lower sub-custody costs.

Occupancy decreased 14% compared to 4Q18 and was up 12% compared to 3Q19 each primarily reflecting the impact of notable items.

Amortization of other intangible assets decreased 28% compared to 4Q18 primarily due to the absence of business exit costs taken in 4Q18. Amortization of other intangible assets was largely flat compared to 3Q19.

Other expenses decreased 13% compared to 4Q18 primarily reflecting legal and related costs in 4Q18 and lower professional fees in 4Q19, partially offset by higher State Street Foundation funding in 4Q19. Compared to 3Q19, other expenses were up 14%, primarily reflecting the impact of State Street Foundation funding and higher professional fees.

The effective tax rate in 4Q19 was 9.5% compared to 17.4% in 4Q18 and 19.2% in 3Q19. Compared to 4Q18 and 3Q19, the effective tax rate decreased primarily due to foreign legal entity restructuring and the associated impact on our deferred tax position in 4Q19.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital ratios for State Street Corporation.

December 31, 2019	4Q19	3Q19	4Q18
Basel III Standardized Estimated:
Common Equity Tier 1 ratio	11.9%	11.3%	11.7%
Tier 1 capital ratio	14.7	14.6	15.5
Total capital ratio	15.9	15.3	16.3

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	11.9	12.2	12.1
Tier 1 capital ratio	14.7	15.9	16.0
Total capital ratio	15.7	16.5	16.9

Tier 1 leverage ratio	7.0	7.4	7.2
Supplementary leverage ratio	6.2	6.6	6.3

Advanced approaches capital ratios were binding for the period. Advanced approaches CET1 ratio declined slightly compared to 3Q19, driven primarily by increased risk-weighted assets. Tier 1 Leverage and Supplementary Leverage ratios decreased slightly quarter-on-quarter primarily driven by the redemption of the Company's $750 million Series E preferred stock in 4Q19.

Preliminary estimated average liquidity coverage ratio (LCR) for State Street Corporation of approximately 110% at quarter-end.

Note: Based on a capital return of $686 million and net income available to common shareholders for the quarter ended December 31, 2019 of $632 million, our total payout ratio was 109%; Based on a capital return of $2,331 million and net income available to common shareholders for the year ended December 31, 2019 of $2,149 million, our total payout ratio was 108%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, January 17th, 2020, at 10:00 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (866) 211-3118 inside the U.S. or at (647) 689-6605 outside of the U.S. The Conference ID# is 4365208.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 4365208.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 4Q19, State Street expects to publish its updates during the period beginning today and ending on or about February 28, 2020.

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $34.36 trillion in assets under custody and administration and $3.12 trillion* in assets under management as of December 31, 2019, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2019 includes approximately $45 billion of assets with respect to which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:

•
Expenses and other measures are sometimes presented excluding notable items, such as seasonal and CRD expenses. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures and CRD expenses. The 2019 expense savings program is stated on a gross basis.

•
CRD annual contract value bookings, as presented in this New Release, represent signed annual recurring revenue contract value excluding bookings with affiliates, including SSGA. CRD annual contract value bookings in FY 2019 of $37 million excludes $28 million of bookings with affiliates, including SSGA. CRD annual contract value bookings in 4Q19 of $23 million excludes $0.1 million of bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes.

•
For 4Q19, on a consolidated basis, CRD revenue contributed $121 million, including $119 million in Software and processing fees and $2 million in FX trading services. For 4Q18 on a consolidated basis, CRD revenue contributed $119 million, including $114 million in Software and processing fees and $5 million in FX trading services.

•
New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.

•
New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.

•
State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times. State Street's $2 billion common stock repurchase authorization was effective beginning July 1, 2019 and covers the period ending June 30, 2020. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time.

•
2019 expense program savings stated on a gross basis. Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and moves to common platforms/retiring legacy applications. Resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.

•	Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•
During the first quarter of 2019, we voluntarily changed our accounting method under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 323, Investments - Equity Method and Joint Ventures, for investments in low income housing tax credit from the equity method of accounting to the proportional amortization method of accounting. This change in accounting method has been applied retrospectively to all prior periods. Refer to the Form 8-K filed on March 5, 2019 for further details.

•
Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized approach ratios were binding for 4Q18 and 3Q19, while Advanced approaches ratios were binding for 4Q19. Refer to the Addendum included with this News Release for additional information. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in basis.

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.

•	Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.

•	"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.

•	"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•	Industry data is provided for illustrative purposes only and is not intended to reflect State Street's or its clients' activity.

◦
Investment Company Institute (ICI) data includes funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus.

◦
Broadridge flows data © Copyright 2019, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

◦
The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

•
the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fee revenues;

•
the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates (IBORs) including LIBOR; the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

•
requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•
economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

•
our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•
our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

•
the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

•
the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

•
our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers), the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely, controls regarding the access to, and integrity of, our and our clients' data, and complexities and costs of protecting the security of such systems and data;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

•
our ability to complete acquisitions, joint ventures and divestitures including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;

•
our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

•
the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2018 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.